EXHIBIT 10.6
Form of Performance Stock Unit Award Agreement
This Performance Stock Unit (“PSU”) Award Agreement (the “Award Agreement”) is made and entered into as of [ ], 2021 by and between Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”) and [NAME] (the “Participant”). All capitalized terms in this Award Agreement shall have the meanings assigned to them herein or, if not so defined, as assigned to them in the Company’s Second Amended and Restated 2013 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”).
Grant Date: [ ], 2021
Target Number of PSUs: [ ]
Performance Period: January 1, 2021– December 31, 2023, unless shortened to a Shortened Performance Period as defined in Section 5.1
1.Grant. Pursuant to the terms and conditions of this Award Agreement and the terms and conditions of the Plan, the Company hereby grants the Participant an Award entitling the Participant to receive (i) a number of shares of Common Stock in respect of any PSUs that vest in accordance with Section 2 (or in accordance with Section 5) and (ii) an amount equal to the dividends and other distributions paid prior to the settlement, cancellation or forfeiture of this Award with respect to a number of shares of Common Stock equal to the number of PSUs vesting hereunder (the right to receive such amount, “dividend equivalent rights” or “DERs”). This grant of PSUs and DERs is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan.
Notwithstanding the foregoing or anything to the contrary set forth in this Award Agreement or in the Plan, the Participant hereby expressly acknowledges and agrees that this grant of PSUs (and associated DERs) has been approved and granted by the Committee subject to and conditioned upon the approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders of an amendment to the Plan to increase the numbers of shares of Common Stock reserved for issuance thereunder. If such stockholder approval is not obtained, the Participant further acknowledges and agrees that the PSUs (and associated DERs) shall be forfeited by the Participant without consideration immediately following such 2021 Annual Meeting of Stockholders.
2.Vesting; Performance Goals. Except as otherwise set forth in Section 5 below, the number of PSUs that vest and the actual number of shares of Common Stock, if any, to be issued to the Participant hereunder (not including shares of Common Stock that may be issued pursuant to Section 3 below with respect to DERs) shall be calculated as follows:
(i) Subject to the Participant not experiencing a Termination of Service through the last day of the Performance Period or Shortened Performance Period, as applicable, the
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Participant shall be eligible to vest in a number of PSUs equal to the product of (x) the Target Number of PSUs multiplied by (y) the applicable Performance Multiplier.
(ii) Any PSUs that fail to vest upon the completion of the Performance Period (or in accordance with Section 5) shall be automatically forfeited for no consideration. DERs shall be subject to the same vesting and forfeiture restrictions as the PSUs to which they are attributable. For the purposes of this Award Agreement, “Termination of Service” shall mean the Participant’s termination of service or employment with the Company for any reason in a manner that constitutes a “separation from service” with the Company pursuant to the regulations under Section 409A of the Code.
a. Performance Multiplier.
(i)General. The “Performance Multiplier” shall equal the sum of (x) the Revenue Multiplier plus (y) the Adjusted EBITDAre Margin Multiplier plus (z) the Ending Net Debt/Gross Assets Ratio Multiplier, as defined in Section 2.1(b), (c), and (d) below, respectively.
(ii)Revenue Multiplier. The “Revenue Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) the Base Revenue Multiplier. The “Base Revenue Multiplier” shall be determined in accordance with the table below:

If the Company’s Total Revenue Is…	The Base Revenue Multiplier Is…
Less than $243,800,000	0
$243,800,000 (“Threshold Revenue”)	0.5
$341,300,000 (“Target Revenue”)	1.00
$438,800,000 (“Maximum Revenue”) or greater	2.00
The Threshold Revenue, Target Revenue, and Maximum Revenue will be reduced by any portion of Total Revenue (as defined below, but calculated with respect to the corresponding figures reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2019) that is attributable to any hotel assets disposed of by the Company during the Performance Period or Shortened Performance Period, as applicable, as identified and calculated by the Committee. The Base Revenue Multiplier shall be interpolated on a linear basis for achievement of Total Revenue between the Threshold Revenue and Target Revenue, or Target Revenue and Maximum Revenue, levels. For purposes of this Award Agreement, “Total Revenue” means the Company’s “Total revenue” as reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2023.
(iii)Adjusted EBITDAre Margin Multiplier. The “Adjusted EBITDAre Margin Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) the

Base Adjusted EBITDAre Margin Multiplier. The “Base Adjusted EBITDAre Margin Multiplier” shall be determined in accordance with the table below:

If the Company’s Adjusted EBITDAre Margin Is…	The Base Adjusted EBITDAre Margin Multiplier Is…
Less than 12.0%	0
12.0% (“Threshold Margin”)	0.5
17.0% (“Target Margin”)	1.00
22.0% (“Maximum Margin”) or greater	2.00
The Base Adjusted EBITDAre Margin Multiplier shall be interpolated on a linear basis for achievement of an Adjusted EBITDAre Margin between the Threshold Margin and Target Margin, or Target Margin and Maximum Margin, levels. For purposes of this Award Agreement, “Adjusted EBITDAre Margin” means the Company’s “adjusted EBITDAre” divided by the Company’s “total revenue,” each as reported in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2023.
(iv)Ending Net Debt/Gross Assets Ratio Multiplier. The “Ending Net Debt/Gross Assets Ratio Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) the Base Ending Net Debt/Gross Assets Ratio Multiplier. The “Base Ending Net Debt/Gross Assets Ratio Multiplier” shall be determined in accordance with the table below:

If the Company’s Ending Net Debt/Gross Assets Ratio Is…	The Base Ending Net Debt/Gross Assets Ratio Multiplier Is…
60.0% or greater	0
60.0% (“Threshold Ratio”)	0.5
55.0% (“Target Ratio”)	1.00
50.0% (“Maximum Ratio”) or lesser	2.00
The Base Ending Net Debt/Gross Assets Ratio Multiplier shall be interpolated on a linear basis for achievement of an Ending Net Debt/Gross Assets Ratio between the Threshold Ratio and Target Ratio, or Target Ratio and Maximum Ratio, levels. For purposes of this Award Agreement, “Ending Net Debt/Gross Assets Ratio” means the quotient of Net Debt (as defined below) divided by “investments in hotel properties, gross,” as reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2023. “Net Debt” is defined as “indebtedness” less (w) “cash and cash equivalents,” (x) “restricted cash,” (y) financial assets “due from third-party hotel managers,” and (z) “marketable securities,” each as reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2023.
b.Calculations; Adjustments. The Committee shall have the full and plenary authority to interpret this Award Agreement, and to calculate the achievement of the performance metrics described herein. The Committee’s determinations with respect to any such interpretations or calculations shall be final and binding upon the Participant. The Committee shall have the authority to make appropriate adjustments to the definitions of Total Revenue, Adjusted EBITDAre Margin, and Ending Net Debt/Gross Assets Ratio, or the calculation of any of the foregoing, to the extent that the Committee deems necessary.
3.DERs. Except as otherwise set forth in Section 5 below, in the event that any dividend or other distribution is declared and paid on shares of Common Stock after the Grant Date, but prior to the settlement, cancellation or forfeiture of this Award, the Participant shall be entitled to receive, upon the settlement of this Award or any portion thereof, an amount equal to the dividends or other distributions that would have been paid or issued on the number of shares of Common Stock underlying the number of PSUs that have vested in accordance with Section 2 or Section 5 and are then being settled. Such DERs shall be settled in the form of vested shares of Common Stock valued based on the volume weighted average price for the 20 trading days immediately preceding the applicable date of vesting, rounded up to the nearest whole share (as calculated by the Company). The Committee shall have the sole discretion to determine the dollar value of any DER paid other than in the form of cash, and its determination shall be controlling.
4.Settlement; Issuance of Shares. The actual number of shares of Common Stock earned hereunder shall be issued or paid to the Participant as soon as reasonably practicable following the calculation of the Performance Multiplier (or, if applicable, as soon as reasonably practicable following the vesting date pursuant to Section 5 below), but in no event later than 2-1/2 months following the calendar year in which the Award or applicable portion thereof has vested. The Participant shall not be entitled to any payment in respect of PSUs (and associated DERs) that vest under Section 2 or Section 5 unless and until the Performance Multiplier is calculated. The Company shall issue such shares of Common Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.
5.Acceleration of Vesting.
a.Definitions.
(i)    For the purposes of this Section 5, “Involuntary Termination” means (A) at a time that the Participant is otherwise willing and able to continue providing services, a Termination of Service by the Company without Cause and without the consent of Ashford Inc. (“Advisor”) (including in connection with the Participant’s termination as an officer of the Company or the termination of the Fifth Amended and Restated Advisory Agreement between the Company and Advisor, as may be amended from time to time (the “Advisory Agreement”), other than a termination by the Company for the reasons described in Section 12.3(a) – (d) of the Advisory Agreement, as may be amended from time to time) or (B) a Termination of Service by Participant for Good Reason.
(ii)    The “Shortened Performance Period” means the beginning of the Performance Period through the date immediately prior to the earliest to occur of (A) a Change of Control of the Company (as defined in the Plan), (B) a change of control of Advisor (as defined in any employment or other written agreement between the Participant and Advisor (the “Employment Agreement”)) if such change of control of Advisor results in the vesting of this Award under the terms of the Employment Agreement, (C) Participant’s Involuntary Termination, death or Disability or (D) Participant’s involuntary termination of employment from Advisor if such involuntary termination results in the vesting of this Award under the terms of the Employment Agreement.
b.Change of Control. In the event of a Change of Control of the Company prior to the end of the Performance Period, (i) the Performance Multiplier shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period and (ii) the number of PSUs that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period shall vest immediately prior to the closing of such Change of Control. If a change of control of Advisor (as defined in the Employment Agreement) causes vesting of this Award under the Employment Agreement prior to the end of the Performance Period, this Award shall vest in accordance with the Employment Agreement and, to the extent not specifically addressed in the Employment Agreement, the number of PSUs that vest shall be the number of PSUs that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period).
c.Termination of Service. In the event of the Participant’s (i) Involuntary Termination or (ii) death or Disability prior to the end of the Performance Period, a number of PSUs shall vest on the date of such event equal to the greater of (A) the Target Number of PSUs and (B) the number of PSUs that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period). If an involuntary termination of employment from Advisor causes vesting of this Award under the Employment Agreement prior to the end of the Performance Period, this Award shall vest in accordance with the Employment Agreement and, to the extent not specifically addressed in the Employment Agreement, the number of PSUs that shall vest shall be the greater of (A) the Target Number of PSUs and (B) the number of PSUs that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period).
6.Withholding. If the Company determines that it is obligated to withhold any tax in connection with the grant, vesting or settlement of PSUs or DERs hereunder, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, local and other withholding obligations. The Participant may satisfy any federal, state, local or other tax withholding obligation relating to the vesting or settlement of PSUs or DERs hereunder by tendering cash payment to the Company or by any of the following means: (i) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant in settlement of PSUs or DERs; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (ii) delivering to the Company previously owned and unencumbered shares of Common Stock. The Company also has the right to withhold from any other compensation payable to the Participant.
7.Tax Liability. Notwithstanding any action the Company takes with respect to any or all tax or other tax-related withholding with respect to PSUs or DERs (“Tax-Related Items”), the ultimate liability for all Tax-Related Items (and any associated penalties and interest) is and remains the Participant’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of PSUs or DERs, dividends or other distributions with respect to shares of Common Stock received in settlement of PSUs or DERs, or the subsequent sale or other disposition of any such shares acquired hereunder; and (ii) does not commit to structure the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items.
8.No Right to Continued Service; No Rights as Shareholder. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any capacity as a service provider to the Company, Advisor or any of their respective Affiliates. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company, Advisor or any of their respective Affiliates to terminate the Participant’s service at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Award unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.
9.Transferability. The Award is not transferable by the Participant other than by will or by the laws of descent and distribution or, for estate planning purposes, to one or more immediate family members or related family trusts or partnerships or similar entities. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs, the DERs or any rights relating to any of the foregoing shall be wholly ineffective and, if any such attempt is made, the PSUs and DERs will be automatically forfeited by the Participant and all of the Participant’s rights to such PSUs and DERs shall immediately terminate without any payment or consideration by the Company or any Affiliate thereof.
10.Compliance with Law. The issuance of shares of Common Stock in settlement of this Award shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Award unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register any shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
11.Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Award Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company at the time such notice is to be delivered. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles.
13.Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
14.Award Subject to Plan. This Award Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
15.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the

Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award Agreement may be transferred in accordance with Section 9.
16.Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.
17.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of PSUs under this Award Agreement does not create any contractual right or other right to receive any PSUs, DERs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company, Advisor and/or their respective Affiliates.
18.No Guarantee of Tax Consequences. The Company, its Affiliates, the Board and the Committee make no commitment or guarantee to the Participant (or to any other person claiming through or on behalf of the Participant) that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Award Agreement and assume no liability or responsibility whatsoever for the tax consequences to the Participant (or to any other person claiming through or on behalf of the Participant).
19.Section 409A. This Award Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In the event that the Participant is a “specified employee” (as defined under Section 409A of the Code) becomes entitled to a payment hereunder that is not otherwise exempt from Section 409A of the Code and is payable on account of a “separation from service” (as defined under Section 409A of the Code), such payment shall not occur until the earlier of (x) the date that is six months plus one day from the date of such “separation from service,” or (y) the date of the Participant’s death.
20.Claw-back Policy. This Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, Advisor or any of their respective Affiliates, as applicable, including, without limitation, any claw-back policy adopted to comply with the requirements of any federal or state laws and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
21.Amendment. The Committee has the right, without the consent of the Participant, to amend, modify or terminate the Award, prospectively or retroactively; provided, that, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of the Award determined as if the Award had been vested and settled on the date of such amendment or termination.
22.No Impact on Other Benefits. The value of the Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, bonus, retirement, welfare, insurance or similar benefit, as applicable, except as otherwise provided in any employment agreement, service agreement or similar agreement in effect between the Company, Advisor or any of their respective Affiliates and the Participant.
23.Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.Headings. The headings in this Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
25.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Award Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first written above.

BRAEMAR HOTELS & RESORTS INC.
By: _____________________ Name: Robert G. Haiman Title: Executive Vice President, General Counsel & Secretary

                        PARTICIPANT

By:_____________________ Name: [ ]